UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  January 16, 2017

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of New Personnel Retention Program

Effective January 16, 2017, the Compensation Committee of the Board of Directors (the “Board”) of General Moly, Inc. (the “Company”) approved a new personnel retention program (the “Program”) for Bruce D. Hansen, the Company’s Chief Executive Officer, Robert I. Pennington, the Company’s Chief Operating Officer and R. Scott Roswell, the Company’s Chief Legal Officer (collectively, the “Covered Executives”).  The Program includes restricted stock unit (“RSU”) grants in the amounts listed below for the Covered Executives who remain with the company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board, a Change of Control (as defined in the employment agreements between the Company and each of the Covered Executives); involuntary termination (absent cause); or January 16, 2018 (the “Vesting Date”):

Name	RSUs
Bruce D. Hansen	360,000
Robert I. Pennington	300,000
R. Scott Roswell	240,000

The RSUs will vest on the Vesting Date.

As a condition to receipt of the RSU grants, each of the Covered Executives executed a new Stay Incentive Agreement with the Company, covering the period from January 16, 2017 through January 16, 2018.

The Company previously announced the resignation of Lee M. Shumway, the Company’s Chief Financial Officer, effective May 12, 2017.

The Program also includes retention RSU grants for other employees.

The temporary salary reductions to Messrs. Hansen, Pennington, Shumway and Roswell previously announced effective January 16, 2016, by the Board remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: January 18, 2017	By:	/s/ Lee M. Shumway
Lee M. Shumway
Chief Financial Officer